EXHIBIT 99.1

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

SDIX Reports Third Quarter 2012 Results

Food Safety and GMO Businesses Sold for $13.5 million; Adds Over $12 million to Quarter End Cash Balance

Transition to Dedicated Life Science Business Complete

Conference Call to Review Results at 4:30PM ET Today

NEWARK, DE (November 12, 2012) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology and diagnostic applications, today reported financial results for the quarter ended September 30, 2012.

Highlights

●
Sold Food Safety and GMO Businesses to Romer Laboratories– On September 28, 2012, SDIX announced that it had signed an agreement to sell the assets of its Food Safety and GMO businesses to Romer Labs for $13.5 million. The sale, which was completed in October, included the intellectual property, current inventory and commercial contracts, as well as equipment and staff of the two businesses. The Company is now focused solely on its Life Science business.

●
Advanced Technology for Transmembrane Targets – The Company has completed work on its technology for generating monoclonal antibodies to transmembrane proteins and has presented a comprehensive data set to potential customers and partners for evaluation. Business development activities are now the focus as the Company seeks to build additional partnerships around this technology. The Company expects that spending on R&D will decrease in the coming quarters due to the completion of the data package.

●
Balance Sheet Strengthened- The Company completed the third quarter of 2012 with cash and cash equivalents of $7.0 million and stockholders’ equity of $16.8 million. The cash balance does not reflect the estimated net proceeds of $12.4 million from the October sale of the Food Safety and GMO assets.

Revenue for the third quarter of 2012 was $4.0 million, decreasing from $4.1 million for the same period in 2011. Year to date revenue for the nine months ended September 30, 2012 was $11.6 million, decreasing 9% from $12.7 million for the same period in 2011.

Net loss for the third quarter of 2012 was $1.0 million, compared to a net loss of $694,000 for the same period in 2011. The net loss for the quarter included income from discontinued operations of $690,000 in 2012 and $863,000 in 2011. Net loss for the nine months ended September 30, 2012 was $3.7 million, compared to a net loss of $2.0 million for the same period in 2011. Net loss for the nine months ended September 30, 2012 included income from discontinued operations of $1.7 million compared with income from discontinued operations of $2.7 million in the same period in 2011.

Fran DiNuzzo, President and CEO, stated “The sale of our Food Safety and GMO businesses to Romer Labs was another step in our strategic plan to be solely focused on our Life Science business. A critical aspect of this focus is the development of new technologies that we believe will provide clear differentiation for SDIX in the marketplace.  In June, we presented an initial version of our “data package” demonstrating the performance of our novel technology for generating monoclonal antibodies to transmembrane proteins, speaking to over 20 pharmaceutical companies at BIO in Boston.  Early in September we achieved our next development milestone and released an updated version of the “data package” now containing a comprehensive set of data that we feel clearly demonstrates the capabilities and advantages of the technology. We continue to engage with several pharma and biotech companies to develop potential projects utilizing the technology. During the fourth quarter, we plan to launch the technology commercially to further build market opportunities.  In addition, we have initiated the process to obtain intellectual property protection for our technology, including specific composition of matter patents on the antibodies developed to CXCR4 and ADORA2, well known drug targets for a broad range of therapeutic indications, including cancer and inflammatory diseases.  Future R&D efforts are now focused on a novel technology we have been developing to replace conventional hybridoma fusion with a microfluidics system for b-cell isolation and screening. Based on current development plans, we believe we will have demonstrated proof of performance from this technology by the end of the first quarter of 2013; at which point we would expect to begin to offer the technology commercially.”

Financials
Due to the sale of the Company’s Food Safety and GMO assets, the financial results of the Food Safety and GMO divisions has been reflected in the financial statements as discontinued operations for all periods presented and the Food Safety and GMO assets have been presented as held for sale. Due to the sale of the Company’s Water Quality assets during the fourth quarter of 2011, the financial results of the Water Quality division has been reflected in the financial statements as discontinued operations for the three and nine months periods ended September 30, 2011.

Gross profit for the third quarter of 2012 was $1.9 million, as compared to $2.3 million for the same period in 2011.  Gross margins were 48% for the third quarter of 2012, compared to 56% for the same period in 2011. Gross profit for the nine months ended September 30, 2012 was $5.9 million, as compared to $7.0 million in for the same period in 2011.  Gross margin in the first nine months of 2012 was 51%, compared to 55% for the same period in 2011.

Third quarter operating expenses were $3.6 million, down $187,000 compared to the third quarter of 2011. Operating expenses for the nine months ended September 30, 2012 were $11.3 million, compared to $11.6 million for the same period in 2011.  Increased R&D expenses resulting from planned R&D investments in SDIX’s advanced technologies for generating monoclonal antibodies were offset by reduced selling, general and administrative expenses.  The operating loss from continuing operations for the third quarter of 2012 was $1.7 million, compared to $1.5 million for the third quarter of 2011.  Operating loss from continuing operations for the nine months ended September 30, 2012 was $5.3 million, compared to $4.7 million for the same period in 2011.

Income from discontinued operations for the third quarter was $690,000 in 2012 as compared with $863,000 in 2011.  Net loss for the third quarter of 2012 was $1.0 million, or $0.05 per diluted share, compared to a net loss of $694,000, or $0.03 per diluted share, for the same period in 2011.  Net loss for the nine months ended September 30, 2012 was $3.7 million, or $0.18 per diluted share, compared to a net loss of $2.0 million, or $0.10 per diluted share, for the same period in 2011 which reflect income from discontinued operations of $1.7 million in 2012 and $2.7 million in 2011.

Conference Call
The dial-in number for the live conference call at 4:30PM ET today will be 877-407-8035 (201-689-8035 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on November 12, 2012 through 11:59 p.m. ET on November 26, 2012. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 403556.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical and biotechnology markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “feel’, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets :
Cash and cash equivalents	$6,995	$10,665
Restricted cash	-	300
Receivables, net	3,173	3,758
Inventories	1,763	2,142
Other current assets	662	618
Current assets held for sale	948	-
Total current assets	13,541	17,483

Property and equipment, net	4,743	3,890
Other assets	52	6
Deferred tax asset	37	36
Intangible assets, net	-	1,207
Non-current assets held for sale	1,245	-
Total assets	$19,618	$22,622

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of debt	$46	$300
Accounts payable	401	556
Accrued expenses	2,044	1,769
Deferred revenue	117	-
Total current liabilities	2,608	2,625

Long-term debt	204	-

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized,
21,389,259 and 21,000,960 issued
at September 30, 2012 and December 31, 2011, respectively	210	210
Additional paid-in capital	42,610	42,146
Treasury stock, 406,627 common shares at cost
at September 30, 2012 and December 31, 2011	(555)	(555)
Accumulated deficit	(25,221)	(21,537)
Cumulative translation adjustments	(238)	(267)
Total stockholders' equity	16,806	19,997
Total liabilities and stockholders' equity	$19,618	$22,622

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$3,995	$4,085	$11,610	$12,735

Cost of sales	2,085	1,793	5,664	5,784

Gross profit	1,910	2,292	5,946	6,951

Operating expenses:
Research and development	987	930	2,837	2,414
Selling, general and administrative	2,638	2,882	8,429	9,214
Total operating expenses	3,625	3,812	11,266	11,628

Operating loss	(1,715)	(1,520)	(5,320)	(4,677)

Interest expense, net	(5)	(10)	(22)	(27)

Loss from continuing operations before taxes	(1,720)	(1,530)	(5,342)	(4,704)

Income tax expense	-	27	-	29

Loss from continuing operations, net of taxes	(1,720)	(1,557)	(5,342)	(4,733)

Income from discontinued operations	690	863	1,658	2,724

Net loss	$(1,030)	$(694)	$(3,684)	$(2,009)

Basic loss per share from continuing operations	$(0.08)	$(0.08)	$(0.26)	$(0.23)
Basic income per share from discontinued operations	0.03	0.04	0.08	0.13

Basic net loss per share	$(0.05)	$(0.03)	$(0.18)	$(0.10)

Shares used in computing basic net loss per share	20,536,745	20,467,245	20,510,751	20,423,521

Diluted loss per share from continuing operations	$(0.08)	$(0.08)	$(0.26)	$(0.23)
Diluted income per share from discontinued operations	0.03	0.04	0.08	0.13

Diluted net loss per share	$(0.05)	$(0.03)	$(0.18)	$(0.10)

Shares used in computing diluted net loss per share	20,536,745	20,467,245	20,510,751	20,423,521